Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST CONVERTS FORT WORTH HOTEL TO HILTON
Highlights:
•	Rebranding to Hilton includes $10.5 million renovation
•	Repositioning expected to accelerate RevPAR penetration and improve margins
•	Puts adjacent 220-room East Tower up for sale as conversion to office building
DALLAS — (March 29, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has completed a $10.5 million renovation and rebranding of the 294-room Hilton Fort Worth, formerly the Radisson Plaza Hotel Fort Worth. Located in downtown Fort Worth, Texas, the hotel is registered as a national historic landmark.
Featuring 294 guestrooms and suites, including one suite over 2,000 square feet, the Hilton Fort Worth is located in downtown Fort Worth across the street from the Fort Worth Convention Center and steps away from famous Sundance Square, with great entertainment, shopping and dining. Fort Worth attractions convenient to the hotel include Six Flags Over Texas, Fort Worth Zoo, Billy Bob’s Texas, Fort Worth Cultural District and the Kimball Art Museum. Built in the 1920’s and known as the Hotel Texas, the hotel has been an integral part of Fort Worth and Texas history, including accommodating President Kennedy the evening before his death.
Ashford has also elected to sell the former 220-room East Tower of the hotel as an office building. Built in 1969, the 13-floor East Tower measures approximately 228,000 square feet and can be readily converted to first class office space. The Company expects the sale to close by the end of the year. The proceeds of the sale will be invested in value-added renovations or additional acquisitions. Following the sale of the East Tower, the Company’s net investment in this full-service urban Hilton Hotel will be less than $85,000 per key.
Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “The Hilton brand is the perfect fit for our strategic objectives with this asset. With Hilton, we are able to reposition this historic hotel to cater to higher-end business travelers and select group customers as well as Hilton HHonors® members. Consistent with the many other renovations recently completed and underway across our portfolio, we also expect the investment in upgrading the guestrooms, function space and amenities of the hotel to significantly enhance the operating results of the Hilton Fort Worth through higher occupancy, ADR, RevPAR penetration and flow through. With the sale of the former East Tower, we expect to be able to realize further value by capitalizing on the strong demand for prime office space in downtown Fort Worth.”
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254               Phone: (972) 490-9600

AHT Completes Rebranding and Renovation of Hilton Fort Worth

March 29, 2006
Each room at the Hilton Forth Worth is now equipped with the new Hilton Serenity Bed, which features the Serta Suite Dreams® mattress and box springs, Pacific Coast® down duvet, Super Topper mattress pads, and high-quality linens and pillows. The hotel’s 35,000 square feet of meeting, pre-function and ballroom space has been completely renovated. The hotel has a new Skylight Court Lounge on the second floor, a new Concierge Lounge that serves two executive floors, and a new 24-hour self-service business center. Guests can enjoy meal service at the newly-renovated Café Texas, or relax with an espresso and fresh-baked pastry at Biscotti’s Coffee Bar. Wireless and hardwired high speed Internet access is available in all guest rooms, meeting and public space at the hotel.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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